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                                                                   EXHIBIT (10)d


                              AMENDED AND RESTATED
                          SUPERVALU INC. GRANTOR TRUST


     This Trust Agreement is made as of this 3rd day of August, 1998, by and between SUPERVALU INC., a Delaware corporation (the "Company"), and Norwest Bank Minnesota, N.A. (the "Trustee"). This Trust Agreement provides for the establishment of a trust to be known as the Amended and Restated SUPERVALU INC. Grantor Trust (hereinafter called the "Trust") to provide a source for payments required to be made under the contracts, agreements and plans listed on Exhibit A as amended from time to time (the "Agreements") between the Company and certain of its key management personnel or members of its Board of Directors who participate in, or are signatories to, the Agreements (the "Participants"). This Trust Agreement is intended to amend and restate the Super Value Stores, Inc. Agreements and Plans Trust.

                                   WITNESSETH:

     WHEREAS, the Company wishes to establish the Trust and to transfer to the Trust certain assets to be held therein, subject to the claims of the Company's creditors in the event of the Company's insolvency or bankruptcy, until paid to the Participants in such manner and at such time as specified in this Trust Agreement; and

     WHEREAS, it is the intention of the Company to make contributions in addition to the Initial Contribution (as defined below) (such additional contributions are referred to herein as
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the "Additional Contributions" and, together with the Initial Contributions, collectively known as "Contributions") to the Trust upon or in anticipation of the occurrence of a Change of Control of the Company;

     WHEREAS, Super Valu Stores, Inc., the Company's predecessor, and Norwest Bank Minnesota, N.A., entered into a trust agreement entitled the Super Valu Stores, Inc. Agreement and Plans Trust (the "Prior Trust") as of November 4, 1988;

     WHEREAS, Section 10 of the Prior Trust permitted the Prior Trust to be amended prior to the time any "Additional Contribution" (as defined therein) was made, and no such Additional Contribution has heretofore been made;

     NOW, THEREFORE, the parties hereto do hereby amend and restate the Prior Trust and agree that the Trust shall be comprised, held and disposed of as follows:


Section 1. Trust Fund

     (a) Subject to the claims of its creditors as set forth in Section 5, the Company hereby deposits with the Trustee in trust One Hundred Dollars ($100.00) (the "Initial Contribution") which shall become the initial principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. The Trustee shall have no obligation to invest the Initial Contribution in an interest-bearing account.

     (b) The Trust is intended to be a grantor trust, within the meaning of
Section 671 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed
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accordingly. The purpose of the Trust is to assure that the Company's obligations to the Participants pursuant to the Agreements are fulfilled. The Trust is not designed to qualify under Section 401(a) of the Code.

     (c) The principal of the Trust, and any earnings thereon (such principal, together with any earnings thereon, reduced by any losses and distributions from the Trust and any other reductions thereof, is sometimes referred to herein as the "Trust Assets"), shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. The Participants and their beneficiaries shall not have any preferred claim on, or any beneficial ownership interest in, any of the Trust Assets, and all rights created under the Agreements and this Trust Agreement shall be mere unsecured contractual rights of the Participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event the Company is "Insolvent", as defined in Section 6(a).

     (d) Subject to the third sentence of this paragraph, the Trustee shall have full discretion in and sole responsibility for investment, management and control of the Trust Assets. The nature of this Trust is such that the Trustee should only make either (i) short-term investments with a stated maturity of twelve months or less from the date of purchase by the Trustee or (ii) investments in whole life insurance policies. The Trust
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Assets shall only be invested in whole life insurance policies, in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation or a similar rating service, or in certificates of deposit, bank repurchase agreements or bankers acceptances (including those of the Trustee) of commercial banks with capital exceeding $1,000,000,000, the securities of which or the securities of the holding company of which are rated in the highest category by a nationally-recognized credit agency ("Permitted Investments") or in money-market funds which are invested solely in Permitted Investments.

     (e) The advisor to the Trust (the "Consulting Firm") shall be Hewitt Associates, or such successor firm of consulting actuaries as the Company shall select prior to a Change of Control, or after a Change of Control, such successor firm of consulting actuaries as the Trustee shall select. It is not intended that the Consulting Firm act in a fiduciary capacity under the Agreements or the Trust.

Section 2. Contributions

     (a) The Company may make such Contributions to the Trust as the Board of Directors of the Company deems appropriate from time to time.

     (b) As soon as practicable following a Change of Control (as defined in Section 3(a) hereof), the Consulting Firm shall calculate the maximum aggregate amount due (or potentially due) in the event of a termination of employment or otherwise,
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pursuant to each Agreement without regard to any reduction required under such
Agreements to avoid any such payment being nondeductible to the Company pursuant to Section 280G of the Code (the aggregate of such amounts for all the Agreements is hereinafter referred to as the "Maximum Amount Payable"). The Consulting Firm shall promptly furnish such calculation to the Company and the Company shall have the obligation to make Additional Contributions to the Trust, and shall make Additional Contributions to the Trust, within three business days of the receipt of such calculation, in an amount equal to the excess (the "Excess"), if any, of the Maximum Amount Payable, plus an amount equal to the estimated total Trust expenses over the life of the Trust (as estimated by the Trustee), over the then fair market value of the Trust Assets; provided, however, that, if a letter of credit shall have been provided to the Trust for all or any part of such amount, the Company may direct the Trustee to draw down such letter of credit in any amount and may credit such amounts drawn down against amounts then due as Additional Contributions or as estimated expenses. If at any later time following a Change of Control a valuation of the Trust Assets occurs pursuant to this Trust Agreement and it is determined by the Consulting Firm that an Excess shall exist, the Company shall promptly contribute such amount to the Trust as is necessary to eliminate the Excess, provided that, if a letter of credit shall have been provided to the Trust for all or any part of such amount, the Company may direct the Trustee to draw down such
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letter of credit held by the Trust in any amount and may credit such amount drawn down against the amount so to be contributed.

     (c) Anything contained herein in Section 2(b) hereof to the contrary notwithstanding, in the event of a Potential Change of Control (as defined in Section 3(b) hereof), the Company shall have the obligation to make additional contributions to the Trust in an amount equal to the Excess or direct the Trustee to draw down a letter of credit held by the Trust in such amount. If a Change of Control shall not have occurred within ninety (90) days of a Contribution made pursuant to this Section 2(c) and the Board of Directors adopts a resolution to the effect that, for purposes of this Trust Agreement, a Change of Control is not imminent, any amounts contributed to the Trust pursuant to this Section 2(c), together with any earnings thereon, shall be paid by the Trustee to the Company.

     (d) The Company shall make all required Contributions to the Trust in cash, except as provided in Section 2(g) hereof. Alternatively, the Company may at any time provide the Trustee with an irrevocable and unconditional letter of credit sufficient for the Trustee to draw down an amount equal to all or any part of the required Contributions. Following a Change of Control, in the event such a letter of credit has been provided, then the Trust may draw down on such letter of credit at such times as the Trustee deems such a drawdown necessary to meet the Company's obligations pursuant to the Agreements. All Contributions so received (including any cash received on the drawdown of a Letter
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of Credit), together with the income therefrom and any increment thereon, shall be held, managed and administered by the Trustee as a single commingled Trust pursuant to the terms of this Trust without distinction between principal and income. Neither the Trustee nor the Consulting Firm shall have any duty to require any Contributions to be made to the Trust by the Company or to determine that a Change of Control or Potential Change of Control has occurred.

     (e) Anything in Section 2 to the contrary notwithstanding, the Trustee shall return to the Company, as soon as feasible following the close of each calendar year, the excess, if any, of (i) the then aggregate fair market value of the Trust Assets over (ii) 150% of the Maximum Amount Payable, as determined by the Consulting Firm.

     (f) The Company may at any time or from time to time make additional deposits of cash (or property as provided in Section 2(g) below) in the Trust with the Trustee to augment the Trust Assets to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

     (g) In the event that prior to a Change of Control any of the Agreements is funded by the Company in whole or in part through contracts of insurance which are maintained by the Company expressly for the purpose of funding such Agreement and of which the Company is the named beneficiary, then, in lieu of an amount of cash equal to the maximum aggregate amount due pursuant to such Agreement and funded by such contract (as calculated by the Consulting Firm without regard to any reduction
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required under such Agreements to avoid any such payment being nondeductible to the Company pursuant to Section 280G of the Code) the Company may transfer and contribute such contracts to the Trust (if permitted to do so under the terms of such contracts, the Company's other contracts and agreements, and applicable law), along with an amount in cash sufficient (as determined by the Consulting
Firm) to pay all premiums and charges then owing or reasonably expected to become due by the Company or the Trust in respect of such contracts. In the event any such contract shall lapse, expire or terminate, or the amount of cash contributed to pay future premiums on any contract shall be insufficient, the Company shall promptly contribute an additional amount in cash equal to the maximum aggregate amount due pursuant to the Agreement funded by such contract (as calculated by the Consulting Firm without regard to any reduction required under such Agreements to avoid any such payment being nondeductible to the Company pursuant to Section 280G of the Code) reduced by contribution previously made in respect of such Agreement (other than for the payment of premiums on such contract).

Section 3. Change of Control

     (a) For purposes of this Trust Agreement, a "Change of Control" shall mean:

          (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company or
     (B) the combined voting power of the then outstanding voting securities of the Company entitled to
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     vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control; (A) any acquisition directly from the Company or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

          (ii) the consummation of any merger or other business combination of the Company, sale or lease of the Company's assets or combination of the foregoing transactions (the "Transactions"), other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company's assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions;

          (iii) within any 24 month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or

          (iv) such other event or transaction as the Board shall determine constitutes a Change of Control.

     (b) For purposes of this Agreement, a Potential Change of Control shall be deemed to have occurred if (i) any third person commences a tender or exchange offer for 20% or more of the then outstanding shares of common stock or combined voting power of the Company's outstanding voting securities (other than a tender or exchange offer which, if consummated, would not result in a Change of Control); (ii) the Company enters into an
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agreement, the consummation of which would result in the occurrence of a Change of Control; (iii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control; or (iv) the Board of Directors adopts a resolution to the effect that, for purposes of this Trust Agreement, a Change of Control is imminent.

     (c) The Company shall have a duty to inform the Trustee whenever, to the knowledge of the Company, a Change of Control or Potential Change of Control has occurred. If any two Participants notify the Trustee in writing that a Change of Control has occurred then, unless, in the opinion of nationally recognized counsel to the Company (which opinion may be based on representations of fact as long as counsel does not know that such representations are untrue) such a Change of Control has not occurred, a Change of Control will be deemed to have occurred for purposes of this Trust Agreement. The Trustee shall notify the Company promptly upon receipt of any notification from a Participant that a Change of Control has occurred.


Section 4. Accounting by the Trustee and Consulting Firm

     (a) The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be done, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal
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or resignation of the Trustee, the Trustee shall deliver to the Company and the
Consulting Firm a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be, and the book and fair market value of any such asset. The Consulting Firm shall send a copy of such written account to each Participant at the address provided by the Company.

     (b) As soon as practicable following a Change of Control of the Company, the Consulting Firm shall establish and maintain a memorandum account for each Participant and with respect to each Agreement applicable to the Participant or with respect to which the Participant is a participant (the "Participant's Account"). As soon as practicable following a Change of Control, the Consulting Firm shall calculate the amount which would be due to each Participant pursuant to each Agreement applicable to such Participant or pursuant to which the Participant is a participant upon satisfaction of the conditions (including any termination of employment triggering severance or other benefits under an Agreement) under such Agreement which
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give rise to the obligation of the Company to pay such amount to the Participant
(the "Agreement Payments"). The Consulting Firm shall credit each Participant's Account with the Agreement Payments and shall debit the Participant's Account with any amounts paid to the Participant with respect to an Agreement by the Company or the Trustee.

     (c) The Company shall furnish the Consulting Firm with copies of each Agreement and any and all amendments thereto. The Company will promptly provide the Consulting Firm with a copy of any notice of termination required pursuant to the terms of any of the Agreements with respect to any Participant and will also promptly provide the Consulting Firm with any and all additional information the Consulting Firm reasonably requests or the Company believes would be useful to the Consulting Firm in order to enable the Consulting Firm to determine the amount of Agreement Payments with respect to each Participant and to effect such payment and will promptly update such information as it changes. The Company will use its best efforts to cause each Participant to provide the Consulting Firm with all information that it may reasonably request in order to determine the amount of Agreement Payments with respect to the Participant. The Trustee shall notify the Consulting Firm of any payment made from the Trust to the Participant or the Participant's beneficiaries pursuant to the terms of an Agreement and the Company shall notify the Consulting Firm of any other payment pursuant to the terms of an Agreement, in each case, so that the Consulting Firm may debit the Participant's Account.
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     (d) All accounts, books and records maintained pursuant to Section 4 shall be opened to inspection and audit at all reasonable times by the Company and on an annual basis, after receipt of the written account described in the next sentence, by the Participants; provided, however, that no Participant shall have access to information about another Participant's Account other than in the normal course of performing his duties as an employee of the Company.

     (e) The fair market value of the Trust Assets shall be determined by the Trustee whenever required pursuant to this Trust Agreement, but in any event not less than quarterly. The Trustee may base such determination upon such sources of information as it may deem reliable including, but not limited to, information reported in (i) newspapers of general circulation, (ii) standard financial periodicals or publications, (iii) statistical and valuation services,
(iv) the records of securities exchanges or brokerage firms deemed by the Trustee to be reliable, or any combination thereof. The Trustee shall promptly inform the Consulting Firm of any such valuation.

Section 5. Payments to the Participants

     (a) The Trustee shall make payments to the Participants from the Trust Assets, if and to the extent such Trust Assets are available for distribution, in accordance with the provisions of this Trust Agreement, provided that the Company is not Insolvent (as defined in Section 6(a)) at the time any such payment is required to be made.
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     (b) Subject to Section 5(a) hereof, upon receipt of a "Notice of
Qualification" (as defined below) with respect to a Participant (or by the Participant's beneficiary or beneficiaries), the Consulting Firm shall, within five business days of such demand, direct the Trustee to pay the Participant (or such beneficiary or beneficiaries) an amount, in cash, equal to the lesser of the amount the Consulting Firm has determined to be due and payable to the Participant or the then credit balance in the Participant's Account; provided, however, that if the aggregate of the then credit balances in the Participants' Accounts exceeds the then fair market value of the Trust Assets, then the Consulting Firm shall direct the Trustee to pay to the Participant (or the Participant's beneficiary or beneficiaries) the lesser of the amount the Consulting Firm has determined to be due and payable to the Participant or such portion of the credit balance in the Participant's Account which is equal to (a) the full credit balance in the Participant's Account multiplied by (b) a fraction (i) the numerator of which is the then fair market value of the Trust Assets and (ii) the denominator of which is the aggregate of the then credit balances in the Participants' Accounts.

     (c) Whenever the Consulting Firm notifies the Trustee that it has received a Notice of Qualification from a Participant or beneficiary, the Trustee shall supply the Consulting Firm with the current fair market value of the Trust Assets within five business days so that the Consulting Firm may make the determination required hereunder. The Trustee shall pay the
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Participant (or the Participant's beneficiary or beneficiaries) the amount set forth in the notice from the Consulting Firm within ten calendar days of receiving notice from the Consulting Firm.

     (d) For the purposes of this Trust Agreement, a "Notice of Qualification" shall be a written statement by the Participant or the Participant's beneficiary or beneficiaries that states that pursuant to the terms of the Agreement applicable to such Participant or pursuant to which the Participant is a participant, the Participant or the Participant's beneficiary or beneficiaries is entitled to payment thereunder. The Consulting Firm shall make a reasonable good faith determination as to whether the conclusion of the Participant or the Participant's beneficiary or beneficiaries is correct and whether any payment so demanded is proper and correct.

     (e) Anything in this Trust Agreement to the contrary notwithstanding, all payments pursuant to this Section 5 may be made without the approval or direction of the Company, shall be made despite any direction to the contrary by the Company and shall be made upon the direction of the Consulting Firm.

     (f) If the Trust Assets are not sufficient to make all payments to the Participants required to be made pursuant to the terms of the Agreements, the Company shall pay to each Participant the balance of each such payment as it falls due. If such payments are not made by the Company, and the Trust later contains sufficient Trust Assets to make such payments, they
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shall be made from the Trust Assets, together with interest at the rate determined pursuant to Section 1274(d) of the Code (the "Applicable Rate"), subject to the requirements of Sections 5(a) and 5(b) hereof.


Section 6. Trustee Responsibility Regarding Payments
           to Trust Beneficiary When Company Insolvent

     (a) The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or
(ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or any similar law of any state.

     (b) At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as hereinafter set forth. The Board and the chief executive officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall independently determine, within thirty (30) days after receipt of such notice, whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payments to the Participants, shall hold the Trust Assets for the potential benefit of the Company's general creditors, and shall resume payments to the Participants in accordance with
Section 5 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent, if the
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Trustee initially determines the Company to be Insolvent). If the Trustee, after the expiration of such thirty (30) days, in good faith and with the advice of such advisors as may be retained pursuant to Section 7 hereof, is unable to determine whether the Company is Insolvent, the Trustee (i) shall so notify the Company and the Consulting Firm in writing (and the Consulting Firm shall promptly notify the Participants and their beneficiaries at the addresses supplied by the Company) and any of the Trustee, the Company or any of the Participants or any of their beneficiaries may apply to any court of competent jurisdiction for a determination, for purposes of this Trust, as to whether or not the Company is Insolvent, and (ii) the Trustee shall thereupon hold the Trust Assets pursuant to the terms of this Trust Agreement pending the determination of such court. Unless the Trustee has actual knowledge, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency. Nothing in this Trust Agreement shall in any way diminish any rights of a Participant to pursue his rights as a general creditor of the Company with respect to the Agreements or otherwise.

     (c) If the Trustee discontinues payments from the Trust to any Participant or beneficiary pursuant to Section 6(b)
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and subsequently resumes such payments, the first payment following such discontinuance shall, subject to Sections 5(a) and 5(b) hereof, include the aggregate amount of all payments which would have been made to the Participant or beneficiary (together with interest on the amount delayed at the Applicable
Rate) during the period of such discontinuance, less the aggregate amount of payments made to each such Participant or beneficiary by the Company in lieu of the payments provided for hereunder during any such period of discontinuance, as certified to the Trustee by the Consulting Firm.


Section 7. Responsibility of Trustee and the Consulting Firm

     (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to anyone for any action taken pursuant to a direction, request, or approval given by the Company or any Participant contemplated by and complying with the terms of this Trust Agreement.

     (b) If the Trustee undertakes or defends any litigation arising in connection with this Trust Agreement, the Company hereby agrees to indemnify the Trustee for its reasonable costs, expenses, and liability (including, without limitation, reasonable attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not
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pay such costs, expenses and liabilities in a reasonably timely manner, the
Trustee may obtain payment from the Trust Assets.

     (c) The Trustee and the Consulting Firm may consult with legal counsel (who may also be counsel for the Trustee or the Consulting Firm generally) with respect to any of its duties or obligations hereunder, and shall be fully protected in acting or refraining from acting in accordance with the advice of such counsel.

     (d) The Trustee may hire agents, accountants, and financial consultants.

     (e) The Trustee is authorized and empowered:

          (i) to purchase, hold, sell, invest and reinvest the assets of the Trust, together with income therefrom;

          (ii) to hold, manage and control all property at any time forming part of the assets of the Trust;

          (iii) to sell, convey, transfer, exchange and otherwise dispose of the assets of the Trust from time to time in such manner, for such consideration and upon such terms and conditions as it shall determine; provided, however, that if the Trust holds an insurance policy, the Trustee may only name the Trust as a beneficiary and can assign the policy only to a successor trust;

          (iv) to make payments from the Trust as provided hereunder; and

          (v) to exercise all the further rights, powers, options and privileges granted, provided for or vested in trustees generally under applicable federal or State of Delaware law, as amended from time to time, it being intended that, except as herein otherwise provided, the powers conferred upon the Trustee herein shall not be construed as being in limitation of any authority conferred by law, but shall be construed as in addition thereto.


     (f) The Trustee in any and all events is authorized and empowered to do all other acts necessary or desirable for the proper administration of the assets of the Trust, as though the
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absolute owner thereof, including, but not limited to, authorization and power:

          (i) to cause any property of the Trust (including contracts of insurance contributed under Section 2(g)) to be issued, held or registered in the individual name of the Trustee, or in the name of its nominee, or in such form that title will pass by delivery, provided, the records of the Trustee shall indicate the true ownership of such property;

          (ii) to employ such agents and counsel as may be reasonably necessary in managing and protecting the Trust assets and to pay them reasonable compensation; and

          (iii) to settle, compromise or abandon with the consent of the Company all claims and demands from other than the Participants or the Company in favor of or against the assets of the Trust.


Section 8.  Compensation and Expenses of Trustee and
            Consulting Firm

     The Trustee and the Consulting Firm shall each be entitled to receive such reasonable compensation for their services as shall be agreed upon by the Company and the Trustee or the Consulting Firm, as the case may be. The Trustee and the Consulting Firm shall each also be entitled to receive their reasonable expenses incurred with respect to the administration of the Trust, including reasonable counsel fees and fees incurred by the Trustee and the Consulting Firm pursuant to Sections 7(c) and 7(d) of this Trust Agreement. Such compensation and expenses shall be payable by the Company and if not so paid, shall be paid by the Trustee from the Trust Assets. In the event any Trust Assets are used pursuant to the preceding sentence to pay compensation and expenses to the Trustee or Consulting Firm, the Company shall promptly contribute to the Trust any such amount or
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direct the Trustee to draw down on a letter of credit held by the Trust in such amount.


Section 9.  Resignation and Replacement of Trustee

     (a) The Trustee may resign at any time during the term of this Trust by delivering to the Company a written notice of the proposed resignation. The Consulting Firm shall deliver a copy of any such notice to each Participant and beneficiary at the address supplied by the Company. Such resignation shall take effect upon the qualification of a successor Trustee and such successor Trustee commencing to act as such.

     (b) In the event that, prior to a Change of Control, the Trustee notifies the Company of its intention to resign, in accordance with the foregoing provisions of this Section 9, the Company shall appoint a successor Trustee which shall be a bank or trust company with an equity capitalization of at least $1 million. In the event that, following a Change of Control, the Trustee notifies the Company of its intention to resign in accordance with the foregoing provision of this Section 9, then the Trustee shall appoint a successor Trustee (subject to the consent of 75% of the Participants in interest) which shall be a bank or trust company with an equity capitalization of at least $1 million. The Trustee hereunder shall thereupon deliver to the successor Trustee all property of this Trust, together with such records and documents as may be reasonably required to enable the successor Trustee to properly administer the Trust, reserving such funds as it reasonably deems necessary to cover its unpaid bills and expenses, and closing costs.

     (c) Upon qualification of a successor Trustee, all right, title and interest of the resigning Trustee in the Trust Assets and all rights and privileges under this Trust Agreement theretofore vested in such resigning Trustee shall vest in the successor Trustee where applicable, and thereupon all future liability of said resigning Trustee shall terminate; provided, however, that the Trustee shall execute, acknowledge and deliver all documents and written instruments which are necessary to transfer and convey the right, title and interest in the Trust Assets, and all rights and privileges to the successor Trustee.

     (d) Nothing in this Trust Agreement shall be interpreted as depriving the Trustee or the Company of the right to have a judicial settlement of the Trustee's accounts, and upon any proceeding for a judicial settlement of the Trustee's accounts or for instructions the only necessary parties thereto will be the Trustee and the Company.


Section 10. Amendment or Termination

     (a) This Trust Agreement may be amended at any time prior to a Change of Control by a written instrument executed by the Trustee and the Company. Following a Change of Control, the Trust Agreement may not be amended without the approval of each Participant having an interest in the Trust.

     (b) This Trust shall be revocable by the Company prior to a Change of Control and may be terminated by the Company prior thereto. Following a Change of Control, the Trust shall be irrevocable until such time as the Trustee has received a certification (the "Certification") from the Consulting Firm that all liabilities under all the Agreements have been satisfied; provided, however, that, if any payment made from the Trust or to be made pursuant to any of the Agreements is being contested or litigated, the Trust shall remain irrevocable until such contest, litigation or dispute is resolved. Following the later of (i) the Trustee's receipt of a Certification, or (ii) the resolution of all contests, litigations or disputes discussed in the prior sentence, this Trust shall terminate. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

     (c) At the termination of the Trust pursuant to Section 10(b), the Trustee shall as soon as practicable, but in any event within ninety (90) days of the date of such termination, transfer to the Company cash (and/or property) equal to the value of the Trust Assets as of the termination date.


Section 11.  Protection of the Trustee and the Consulting Firm

     (a) The Company agrees, to the extent permitted by applicable law, to indemnify the Trustee and the Consulting Firm and hold them harmless from and against any claim or liability that may be asserted against them by reason of their taking or refraining from taking any action under this Trust Agreement, including, without limiting the generality of the foregoing, any claim brought against the Trustee or the Consulting Firm by the

Company, in any case, otherwise than on account of the Trustee's or the Consulting Firm's own negligence or willful misconduct.

     (b) The Trustee shall be fully protected in relying upon a certification of an authorized representative of the Company or the Consulting Firm with respect to any instruction, direction or approval of the Company or the Consulting Firm until a subsequent certification is filed with the Trustee.

     (c) The Trustee and the Consulting Firm shall each be fully protected in acting upon any instrument, certificate, or paper believed by them to be genuine and to be signed or presented by the proper person or persons, and neither the Trustee nor the Consulting Firm shall be under any duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the Trust and accuracy of the statements therein contained.

     (d) The Trustee shall not be liable for the proper application of any part of the Trust Fund if distributions are made in accordance with the terms of this Trust Agreement and pursuant to information furnished to the Trustee by the Consulting Firm. All persons dealing with the Trustee are released from inquiry into the decision or authority of the Trustee and from seeing to the application of any monies, securities or other property paid or delivered to the Trustee.

Section 12.  Communication

     (a) Communications to the Company shall be addressed to the Company at:

                            SUPERVALU INC.
                            P.O. Box 990
                            Minneapolis, Minnesota 55440
                            Attention:  General Counsel

     (b) Communications to the Trustee shall be addressed to it at:

                            Norwest Bank Minnesota, N.A.
                            Eighth Street & Marquette Avenue
                            Minneapolis, Minnesota 55479-0001
                            Attention:  Mr. Gary Porter

     (c) Communications to the Consulting Firm shall be addressed to it at:

                            Hewitt Associates
                            100 Half Day Road
                            Lincolnshire, Illinois 60015


Section 13. Severability and Alienation

     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition without invalidating or in any other way limiting the remaining provisions hereof.

     (b) The rights, benefits and payments of a Participant payable from the Trust Assets may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by a Participant to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. The Trust Assets shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Participant and payments hereunder shall not be considered an asset of the Participant in the event of his insolvency or bankruptcy.


Section 14. Governing Law

     This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law.


Section 15. Miscellaneous

     (a) The Trustee shall not be either individually or severally liable for any taxes of any kind levied or assessed under the existing or future laws against the Trust Assets. The Trustee shall withhold from each payment to any Participant or beneficiary any federal, state or local withholding taxes which are from time to time required to be deducted under applicable laws, as directed by the Consulting Firm. To the extent that any taxes levied or assessed upon the Trust are not paid by the Company, the Trustee shall pay such taxes out of the Trust Assets.

     (b) Expenses and fees of the Company for the administration of this Trust and services in relation thereto for actuarial, legal and accounting and other similar expenses, including any costs with respect to the creation of the Trust, shall be paid by the Company and, if not so paid may be paid by the Trustee from the Trust Assets.

     (c) Participation in this Trust shall not give any Participant any right to be retained as an employee of the Company nor any rights other than those specifically enumerated herein or in any Agreement applicable to any Participant or pursuant to which such Participant is a participant.

     (d) Any payment to any Participant or his beneficiary in accordance with the provisions of this Trust shall, to the extent thereof, be in full satisfaction of all claims against the Trustee and the Company under the Agreements. Nothing in this Trust shall relieve the Company of its liability to pay benefits under the Agreements except to the extent such liabilities are met through the use of the Trust Assets.

     (e) Headings in this Trust Agreement are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

     (f) This Trust Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.

     (g) This Trust Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns. In addition, this Trust Agreement shall also inure to the benefit of the Participants and their beneficiaries and the Company's general creditors under federal and state law.

     (h) As used in this Trust Agreement, the masculine gender shall include the feminine and neuter genders.

     (i) Any action of the Company pursuant to this Trust Agreement, including all orders, requests, data, directions, instructions and other related information, shall be in writing signed on behalf of the Company by an officer or named designee of the Company.

     (j) In the event that a Participant and his beneficiary shall both be deceased prior to the time payment is due the Participant or his beneficiary, then payment shall be made if due to the estate of the deceased Participant.

     IN WITNESS WHEREOF, the Company and the Trustee have executed this Agreement as of the date first above written.





                                           SUPERVALU INC.

Attest: /s/ William McDonald               By: /s/ David L. Boehnen
        -------------------------              -------------------------
        [Name] William McDonald                Name:  David L. Boehnen
        [Position] Assistant Secretary         Title: Executive Vice
                                                      President


                                           NORWEST BANK MINNESOTA, N.A.


                                           By: /s/ Jill Greene
                                               -------------------------
                                               Name:  Jill Greene
                                               Title: Assistant Vice President

                                    EXHIBIT A


1. Super Valu Stores, Inc. Executive Post-Retirement Survivor Benefit Program, as amended to date and as the same may be amended from time to time.

2. Super Valu Stores, Inc. Deferred Compensation Plan, as amended to date and as the same may be amended from time to time.

3. Super Valu Stores, Inc. Executive Deferred Compensation Plan I, as amended to date and as the same may be amended from time to time.

4. Super Valu Stores, Inc. Excess Benefits Plan, as amended to date and as the same may be amended from time to time.

5. Super Valu Stores, Inc. Directors Retirement Program adopted effective July 1, 1982, as amended to date and as the same may be amended from time to time.

6. Super Valu Stores, Inc. Executive Deferred Compensation Plan II, as amended to date and as the same may be amended from time to time.

7. Super Valu Stores, Inc. Excess Benefits Plan (1989 Restatement), as amended to date and as the same may be amended from time to time.

8. Super Valu Stores, Inc. Nonqualified Supplemental Executive Retirement Plan, as amended to date and as the same may be amended from time to time.

9. Change of Control Severance Agreements entered into between SuperValu Inc. and certain of its executives.

10. Split Dollar Life Insurance Agreement effective July 6, 1998, between SUPERVALU INC., Michael W. Wright, and Phillip H. Martin and Thomas O. Moe.

11. Supplemental Pension Agreement, effective as of ___________, 199__, between William J. Bolton and SUPERVALU INC.